Exhibit 99.1

December 19, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS NOVEMBER 2012 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“Results were in line with our expectations given the aftermath of Hurricane Sandy, the pre and post-election uncertainties, the Thanksgiving holiday and the relatively flat S&P 500 (up 0.28 percent for the month),” stated Paul Reilly, Raymond James CEO. Securities commissions and fees were down 2.6 percent from last month but up 38.7 percent from last November. On the commission line, we had a tale of two segments as the Private Client Group had a modest increase from the preceding month while the Capital Markets segment had declines in both Equity Capital Markets and Fixed Income.

Client assets under administration improved slightly over last month to $389.5 billion, up 45.3 percent from last November. Financial assets under management followed a similar pattern as they hit a record $43.1 billion, up one percent from last month while up 24.2 percent over last November.

In addition to commissions being down in Equity Capital Markets, investment banking remained lackluster in November. Fixed Income banking fees were roughly flat with the preceding month.

Raymond James Bank continued to grow loans, reaching $8.2 billion at the end of November, up $1.4 billion from last November.

“The month of December has shown increased activity in all segments,” stated Reilly. “Both the Private Client Group and the Capital Markets areas have picked up in terms of commission volumes. Investment banking activity has also increased. However, given the December holidays, it is difficult to predict how the month will end.”

The Morgan Keegan integration continues to remain solidly on track. We expect the final conversion of the Private Client Group to be completed in February 2013 and all aspects of the integration have remained on plan.

Although we feel confident in our businesses and our market position, there is still great uncertainly with the ongoing fiscal cliff negotiations and direction of the global economy. We are confident in our ability to perform as markets improve.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Morgan Keegan & Co., Inc. (branded as Raymond James | Morgan Keegan) and Raymond James Ltd., has more than 6,300 financial advisors serving more than 2 million accounts in more than 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $389 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K which is available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	November 30, 2012		October 31, 2012		November 30, 2011
	(22 business days)		(21 business days)		(22 business days)

Total securities commissions and fees (1)	$237.8	mil.	$244.2	mil.	$171.5	mil.

Client assets under administration (2)	$389.5	bil.	$387.7	bil.	$268.0	bil.

Financial assets under management (3)	$43.1	bil.	$42.6	bil.	$34.7	bil.

Raymond James Bank total loans, net	$8.2	bil.	$8.1	bil.	$6.8	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes institutional assets of approximately $22.2 billion for November 30, 2012, $22.1 billion for October 31, 2012, and $2.7 billion for November 30, 2011.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.